FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.000% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES DD

 Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	1,500,000 depositary shares, each representing a 1/25th interest in a share of perpetual 7.000% Fixed Rate Reset Noncumulative Preferred Stock, Series DD (the “Series DD preferred stock”).

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	July 23, 2024

Settlement Date:	July 30, 2024 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series DD preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$1,500,000,000

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$1,477,500,000 (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 15th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) (i) from, and including, the date of issuance of the Series DD preferred stock to, but excluding, August 15, 2034 (the “First Reset Date”), at an annual rate of 7.000% on the liquidation preference amount of $25,000 per share of Series DD preferred stock, quarterly in arrears, beginning on November 15, 2024 and (ii) from, and including, the First Reset Date, for each reset period, at an annual rate equal to the ten-year treasury rate as of the most recent reset dividend determination date plus 2.757% on the liquidation preference amount of $25,000 per share of Series DD preferred stock, quarterly in arrears, beginning on November 15, 2034.

Reset Period:	The period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date

Reset Date:	The First Reset Date and each date falling on the tenth anniversary of the preceding reset date

Reset Dividend Determination Date:	In respect of any reset period, the day that is three business days prior to the beginning of such reset period

First Dividend Payment Date:	If declared, November 15, 2024

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior approval of the Federal Reserve, Citigroup may redeem the Series DD preferred stock in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated July 23, 2024), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

Listing:	None

CITIGROUP INC.

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.000% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES DD

Voting Rights:	The holders of the Series DD preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series DD preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP / ISIN:	172967 PM7 / US172967PM70

Use of Proceeds:	Citigroup expects to use the net proceeds from the sale of the depositary shares representing interests in the Series DD preferred stock for general corporate purposes, which may include the partial or full redemption of outstanding shares of Citigroup preferred stock and related depositary shares, as applicable, including, but not limited to, the outstanding Series U preferred stock and related depositary shares, and repurchases and redemptions of other outstanding securities of Citigroup and its subsidiaries, including Citigroup common stock.

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Capital One Securities, Inc.

Deutsche Bank Securities Inc.

Intesa Sanpaolo IMI Securities Corp.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

UBS Securities LLC

CITIGROUP INC.

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.000% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES DD

Junior Co-Managers:

ABN AMRO Capital Markets (USA) LLC

Bancroft Capital, LLC

Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

CAVU Securities LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commerz Markets LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

DZ Financial Markets LLC

Emirates NBD Bank PJSC

Falcon Square Capital LLC

Fifth Third Securities Inc.

Huntington Securities, Inc.

Independence Point Securities LLC

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nordea Bank Abp

Penserra Securities LLC

RB International Markets (USA) LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Swedbank AB (publ)

Truist Securities, Inc.

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.